BENEFITS AGREEMENT

            BENEFITS AGREEMENT (“Agreement”), dated as of May 12, 2006 between Carolina Power and Light, a North Carolina corporation headquartered in Raleigh, North Carolina (the “Company”) its successors or assigns and Don K. Davis (“Davis”).

WHEREFORE, Davis has provided to the Company his voluntary termination of employment in accordance with his current Employment Agreement (dated August 1, 2000) and shall no longer be an employee effective May 12, 2006.  The Company and Davis wish to enter a new agreement providing for Davis’s continued participation in Company benefit plans.

            NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

The Agreement becomes effective on May 12, 2006 and shall remain in effect indefinitely.

Following Davis’ separation on May 12, 2006, Davis shall be entitled to participate as a retiree,  at subsidized rates, in the following Company sponsored benefits programs: medical , dental , vision, and life insurance.  In addition, Mr. Davis will be allowed to participate in the Company sponsored Matching Gifts Program.  Provided, however, that nothing contained in this Agreement shall require the Company to continue to offer such benefits or programs or to limit the Company’s absolute right to modify or eliminate these benefits.

IN WITNESS WHEREOF, the parties hereto have executed, or have caused this Agreement to be executed by their duly authorized officer, as the case may be, all as of the day and year written below.

By: /s/ Don K. Davis	Date:April 12, 2006
Don K. Davis

By: /s/ Robert B. McGehee	Date: April 12, 2006
Robert B. McGehee